EXHIBIT 2
                                                                 CONFORMED COPY

                         REVOLVING LOAN MASTER AGREEMENT

            REVOLVING LOAN MASTER AGREEMENT, dated as of November 19, 2001 (this "Agreement"), by and among Motient Holdings Inc. (formerly known as AMSC Acquisition Company, Inc.) (the "Borrower"), Motient Corporation (formerly known as American Mobile Satellite Corporation) (the "Parent"), Hughes Electronics Corporation ("Hughes"), Singapore Telecommunications Ltd. ("Sing Tel") and Baron Capital Partners, L.P. ("Baron") (each of Hughes, Sing Tel and Baron, a "Guarantor" and collectively, the "Guarantors").

                              W I T N E S S E T H :

            WHEREAS, the Borrower is party to the Revolving Credit Agreement, dated as of March 31, 1998 (as amended, the "Revolving Credit Agreement"), among the Borrower, the Parent, the financial institutions party thereto, as Banks (the "Banks"), Morgan Guaranty Trust Company of New York, as Documentation Agent (the "Documentation Agent"), and Toronto Dominion (Texas), Inc., as Administrative Agent (the "Administrative Agent");

            WHEREAS, loans made to the Borrower by the Banks under the Revolving Credit Agreement in the aggregate principal amount of $77,250,000 are outstanding at the date hereof (the "Loan");

            WHEREAS, Hughes has guaranteed the punctual payment when due of the Tranche A Loans of the Borrower under the Revolving Credit Agreement pursuant to the Guaranty, dated as of March 31, 1998 (the "Hughes Revolving Guaranty"), made by Hughes to the Administrative Agent, for its own benefit and for the benefit of the Banks;

            WHEREAS, Sing Tel has guaranteed the punctual payment when due of the Tranche B Loans of the Borrower under the Revolving Credit Agreement pursuant to the Guaranty, dated as of March 31, 1998 (the "Sing Tel Revolving Guaranty"), made by Sing Tel to the Administrative Agent, for its own benefit and for the benefit of the Banks;

            WHEREAS, Baron has guaranteed the punctual payment when due of the Tranche C Loans of the Borrower under the Revolving Credit Agreement pursuant to the Guaranty, dated as of March 31, 1998 (the "Baron Revolving Guaranty" and, together with the Hughes Revolving Guaranty and the Sing Tel Revolving Guaranty, the "Revolving Guarantees"), made by Baron to the Administrative Agent, for its own benefit and for the benefit of the Banks;

            WHEREAS, the Parent has agreed to reimburse each Guarantor for any payment made by such Guarantor under its Revolving Guaranty pursuant to a Guaranty Issuance Agreement, dated as of March 31, 1998 (as amended, the "Guaranty Issuance Agreement"), by and among the Guarantors, the Parent and the Borrower;

            WHEREAS, the Parent granted a security interest to Hughes, as agent for the Guarantors (the "Guarantor Agent"), for the ratable benefit of the Guarantors in and to certain collateral, including 9,757,262 shares of common stock, par value $0.01 per share (the "XM Shares"), of XM Satellite Radio Holdings Inc. ("XM Radio"), to secure its obligations under the Guaranty Issuance Agreement pursuant to the Reimbursement Security and Pledge Agreement, dated as of March 31, 1998 (the "Reimbursement Security Agreement"), between the Parent and the Guarantor Agent;

            WHEREAS, the Borrower has defaulted on its obligations to the Banks under the Revolving Credit Agreement, including, without limitation, by failure to apply certain Net Cash Proceeds received from Aether Systems, Inc. to repay loans in accordance with the Asset Sale Waiver dated as of October 20, 2000 and by the Borrower's failure to make an interest payment in respect of the Senior Notes;

            WHEREAS, on November 6, 2001, the Banks declared the Loans (together with all interest accrued thereon) to be immediately due and payable, and demanded that the Borrower and the Guarantors honor their contractual obligations to repay the Loans and all other amounts due under the Revolving Credit Agreement in full;

            WHEREAS, the Borrower is unable to repay the Loans and all other amounts due under the Revolving Credit Agreement in full and the Parent is unable to honor its obligations to the Guarantors under the Guaranty Issuance Agreement to reimburse the Guarantors for their payments under their respective Revolving Guarantees;

            WHEREAS, the Reimbursement Security Agreement permits the Guarantor Agent on behalf of the Guarantors to foreclose upon the XM Shares as a result of the failure by the Parent to reimburse the Guarantors and the Parent acknowledges it has and will have no defenses to such foreclosure;

            WHEREAS, on November 15, 2001, the Borrower sold, at the request of the Guarantors, 500,000 XM Shares for an aggregate net amount of $4,749,841.66;

            WHEREAS, the Guarantors have succeeded to the rights of the Banks against the Borrower under the Revolving Credit Agreement following payment on November 14, 2001 by the Guarantors to the Banks pursuant to the Revolving Guarantees of the Loans and all other amounts due under the Revolving Credit Agreement; and

            WHEREAS, the Parent has offered to transfer ownership of XM Shares in satisfaction of the obligations of the Parent under the Guaranty Issuance Agreement and the Reimbursement Security Agreement and the obligations of the Borrower under the Revolving Credit Agreement to the Guarantors in lieu of foreclosure upon such XM Shares subject to the terms and conditions contained in this Agreement;

            WHEREAS, concurrently with the execution of this Agreement, the parties hereto will enter into a Term Loan Master Agreement, dated as of the date hereof (the "Term Loan Master Agreement"), relating to the Term Credit Agreement described therein;

            NOW, THEREFORE, in consideration of the premises and the agreements hereinafter contained, it is hereby agreed as follows:

            1.    Recitals.  Each of the parties hereby acknowledges and agrees
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that each and all of the recitals set forth above are true and correct and are incorporated into this Agreement by reference.

            2.    Definitions.  Capitalized terms used herein and not otherwise
                  -----------
defined herein are used herein as defined in the Revolving Credit Agreement.

            3.    Assignment of the XM Shares. (a) In full satisfaction of its
                  ---------------------------
obligation to reimburse Hughes for Hughes' payment under the Hughes Revolving Guaranty, and the Parent's and the Borrower's obligations to Hughes under the Revolving Credit Agreement, the Guaranty Issuance Agreement, the Reimbursement Security Agreement and the Tranche A Loans, the Parent assigns, transfers, conveys and delivers to Hughes 6,010,936 XM Shares (the "Hughes Shares"), free and clear of all Liens.

                  (b) In full satisfaction of its obligation to reimburse Sing Tel for Sing Tel's payment under the Sing Tel Revolving Guaranty, and the Parent's and the Borrower's obligations to Sing Tel under the Revolving Credit Agreement, the Guaranty Issuance Agreement, the Reimbursement Security Agreement and the Tranche B Loans, the Parent assigns, transfers, conveys and delivers to Sing Tel 781,765 XM Shares (the "Sing Tel Shares"), free and clear of all Liens.

                  (c) In full satisfaction of its obligation to reimburse Baron for Baron's payment under the Baron Revolving Guaranty, and the Parent's and the Borrower's obligations to Baron under the Revolving Credit Agreement, the Guaranty Issuance Agreement, the Reimbursement Security Agreement and the Tranche C Loans, the Parent assigns, transfers, conveys and delivers to Baron 1,001,563 XM Shares (the "Baron Shares"), free and clear of all Liens.

            4.    Closing. Subject to the terms and conditions contained herein,
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the closing for the sale and purchase of the XM Shares (the "Closing") shall occur at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 A.M. New York City time as promptly as practicable, but in no event later than the third Domestic Business Day, following execution of this Agreement by the Borrower, the Parent and each of the Guarantors, or such other location, time or date as may be agreed to in writing by the Parent and the Guarantors (the "Closing Date").

            5.    Transaction on the Closing Date.  At the Closing:
                  -------------------------------

                  (a) the Parent will deliver, or cause to be delivered, to Hughes the Hughes Shares, together with duly executed stock powers in favor of Hughes;

                  (b) the Parent will deliver, or cause to be delivered, to Sing Tel the Sing Tel Shares, together with duly executed stock powers in favor of Sing Tel;

                  (c) the Parent will deliver, or cause to be delivered, to Baron the Baron Shares, together with duly executed stock powers in favor of Baron; and

                  (d) the Borrower will pay to each Guarantor the amounts set forth in Section 5(d) of the Term Loan Master Agreement.

            6.    Transfer of Registration Rights. (a) The Parent hereby
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transfers to Hughes, Sing Tel and Baron the "Shelf Registration" rights (the
"Shelf Registration Right") under Section 2.2 of that certain Amended and Restated Registration Rights Agreement, dated as of August 8, 2000 (the "XM Registration Agreement"), by and among XM Radio, the Parent and the other parties thereto, and the "Piggyback Registration" rights (the "Piggyback Registration Right" and, together with the Shelf Registration Right, the "Registration Rights") under Section 2.3 of the XM Registration Agreement associated with the Hughes Shares, Sing Tel Shares and Baron Shares, respectively, and all rights associated with such Registration Rights. Such Registration Rights shall also be subject to the limitations set forth in the XM Registration Agreement.

                  (b) The Parent agrees to promptly notify XM Radio that such transfer of the Registration Rights has occurred and upon the request of any Guarantor, the Parent will execute such further documents and instruments reasonably necessary to vest such rights in such Guarantor.

            7.    Representations and Warranties of the Borrower.  Each of the
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Parent and the Borrower hereby represents and warrants to each of the Guarantors that:

                  (a) Organization and Good Standing. Each of the Parent and the Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

                  (b) Authorization of Agreement. Each of the Parent and the Borrower has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Parent and Borrower, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "Parent/Borrower Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Parent/Borrower Documents will be at or prior to the Closing, duly and validly executed and delivered by the Parent and the Borrower, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Parent/Borrower Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Parent and the Borrower, as the case may be, enforceable against the Parent and the Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (c) Conflicts; Consents of Third Parties. None of the execution and delivery by the Parent and the Borrower of this Agreement and the Parent/Borrower Documents, as the case may be, the consummation of the transactions contemplated hereby or thereby, or compliance by the Parent and the Borrower with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws or comparable organizational documents of the Parent or the Borrower;
(ii) conflict with, violate, result in the breach or termination of, or constitute a default under that certain Amended and Restated Shareholders' Agreement, dated as of August 8, 2000, by and among XM Radio and the other parties thereto or the XM Registration Agreement, or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Parent or the Borrower is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any statute, rule, regulation, order or decree of any governmental body or authority by which the Parent or the Borrower is bound; or (iv) result in the creation of any Lien upon the properties or assets of the Parent or the Borrower.

                  (d) Ownership and Transfer of XM Shares. The Parent is the record and beneficial owner of the XM Shares, free and clear of any and all Liens other than the Liens referred to in the Term Loan Master Agreement and the Recitals hereto, and the Parent has continuously owned such XM Shares since at least October 8, 1999. The Parent has the corporate power and authority to transfer, assign and deliver such XM Shares as provided in this Agreement, and such delivery will convey to the Guarantors good and marketable title to such XM Shares, free and clear of any and all Liens, except the Liens referenced above.

            8.    Representations and Warranties of the Guarantors. Each of the
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Guarantors hereby severally represents and warrants to the Parent and the
Borrower that such Guarantor paid to the Banks, pursuant to such Guarantor's Revolving Guaranty, all amounts demanded by the Banks from such Guarantor as payment in full of the Loans and all other amounts due under the Revolving Credit Agreement.

            9.    Releases. (a) Subject to Section 10 below, immediately
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following the closing of the transactions contemplated by this Agreement and the
Term Loan Master Agreement, each Guarantor releases any and all Liens held by such Guarantor against the Parent, any Subsidiary of the Parent or any assets of the Parent or any of the Parent's Subsidiaries. Each of the Guarantors agrees to execute and deliver or file, at the Parent's expense, such termination statements and take such other actions as are reasonably necessary to effect such release.

                  (b) Each of the Borrower and the Parent hereby releases and discharges each of the Guarantors, and their respective subsidiaries, directors, officers, shareholders, affiliates, employees, agents and representatives (collectively, the "Guarantor Releasees") from any and all claims, demands, causes of action and liabilities of any kind whatsoever, whether known or unknown, which the Borrower or the Parent ever had, now has, or hereafter may have against the Guarantor Releasees arising out of or relating to this Agreement and the Revolving Credit Agreement, and the transactions contemplated hereby and thereby, except for those continuing obligations set forth in this Agreement.

                  (c) Subject to Section 10 below and any continuing obligations set forth in this Agreement, each of the Guarantors hereby releases and discharges the Parent and the Borrower, and their respective subsidiaries, directors, officers, shareholders, affiliates, employees, agents and representatives (collectively, the "Borrower Releasees") from any and all claims, demands, causes of action and liabilities of any kind whatsoever, whether known or unknown, which such Guarantor ever had, now has, or hereafter may have against the Borrower Releasees arising out of or relating to this Agreement and the Revolving Credit Agreement, and the transactions contemplated hereby and thereby.

            10.   Reinstatement of Obligations to Guarantors. Each of the Parent
                  ------------------------------------------
and the Borrower agrees that, if any assignment of XM Shares by the Parent to any Guarantor pursuant to this Agreement is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of such XM Shares are required to be returned by any Guarantor to the Parent, its estate, trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such assignment or repayment, the Parent's liability to such Guarantor under the Guaranty Issuance Agreement and the Reimbursement Security Agreement (and any Lien securing such liability) and the Borrower's obligations to such Guarantor under the Revolving Credit Agreement shall be and remain in full force and effect, as fully as if such assignment or repayment had never been made, and the Guaranty Issuance Agreement, the Reimbursement Security Agreement (and such Lien) and the Revolving Credit Agreement shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Parent or the Borrower in respect of the amount of such assignment or repayment (or any Lien securing such obligation), and Sections 9(a) and 9(c) shall become null and void with no force or effect.

            11.   Further Assurances.  Each of the parties hereto agrees to
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execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

            12.   Counterparts.  This Agreement may be executed in any number of
                  ------------
counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

            13.   Notices. All notices and other communications under this
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Agreement shall be in writing and shall be deemed given when delivered by hand or by courier service, or upon electronic confirmation of facsimile transmission, or upon delivery by certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

                  If to the Parent or the Borrower, to:

                  Motient Corporation
                  10802 Parkridge Boulevard
                  Reston, Virginia 20191
                  Attn: General Counsel
                  Facsimile: (703) 758-6134

                  If to Hughes, to:

                  Hughes Electronics Corporation
                  200 North Sepulveda Boulevard
                  18th Floor
                  MS-154
                  El Segundo, California 90245
                  Attn: O'Donnell Iselin
                  Facsimile: (310) 640-1734

                  If to Sing Tel, to:

                  Singapore Telecommunications Ltd.
                  31 Exeter Road
                  #26-00 Comcentre
                  Singapore 239732
                  Republic of Singapore
                  Attn: Chua Loh Yim Kew (Mrs.)
                  Facsimile: 011-65-8353920

                  If to Baron, to:

                  Baron Capital Partners, L.P.
                  767 Fifth Avenue
                  New York, New York 10153
                  Attn: Mr. Morty Schaja
                  Facsimile: (212) 759-7529

                  With a copy to:

                  Baron Capital Partners, L.P.
                  767 Fifth Avenue
                  New York, New York 10153
                  Attn: Linda Martinson, Esq.
                  Facsimile: (212) 759-7529

            14.   Severability.  If any provision of this Agreement is invalid
                  ------------
or unenforceable, the balance of this Agreement shall remain in effect.

            15.   Governing Law.  This Agreement shall be governed by and
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construed in accordance with the laws of the State of New York without regard to conflict of law principles.

            16.   Headings.  Headings are for convenience only and shall not
                  --------
affect the interpretation of this Agreement.

                            [SIGNATURES ON NEXT PAGE]



            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

                                   MOTIENT CORPORATION


                                   By: /s/ Walter V. Purnell, Jr.
                                       --------------------------------
                                   Name: Walter V. Purnell, Jr.
                                   Title: President and Chief Executive Officer

                                   MOTIENT HOLDINGS INC.


                                   By: /s/ Walter V. Purnell, Jr.
                                       --------------------------------
                                   Name: Walter V. Purnell, Jr.
                                   Title: President and Chief Executive Officer

                                   HUGHES ELECTRONICS CORPORATION


                                   By: /s/ Patrick T. Doyle
                                       --------------------------
                                   Name: Patrick T. Doyle
                                   Title: Corporate Vice President, Treasurer

                                   SINGAPORE TELECOMMUNICATIONS LTD.


                                   By: /s/ Tay Chek Khoon
                                       ---------------------------
                                   Name: Tay Chek Khoon
                                   Title: Vice President (Satellite Business
                                   and Global Management)

                                   BARON CAPITAL PARTNERS, L.P.

                                   By: Baron Capital Management, Inc.


                                   By: /s/ Linda S. Martinson
                                       --------------------------------
                                   Name: Linda S. Martinson
                                   Title: Vice President and General Counsel